Filed Pursuant to Rule 424(b)(3)
File Number 333-228751

PROSPECTUS DATED FEBRUARY 22, 2019

ENTERPRISE FINANCIAL SERVICES CORP

This Prospectus supplements the disclosures contained in the registration statement on Form S-4, which was filed by Enterprise Financial Services Corp (“Enterprise” or the “Company”) with the Securities and Exchange Commission (the “SEC”) on December 11, 2018, as amended on December 31, 2018, January 22, 2019 and January 29, 2019 (the “Registration Statement”) in connection with the previously announced proposed merger between Trinity Capital Corporation (“Trinity”) and Enterprise (the “Merger”), which contained a preliminary proxy statement/prospectus relating to the Merger, such Registration Statement being declared effective by the SEC on January 30, 2019. Trinity filed a definitive proxy statement/prospectus dated as of January 30, 2019 (the “Proxy Statement/Prospectus”) with the SEC on January 31, 2019, as amended and supplemented on February 6, 2019 and February 12, 2019, and mailed on or about February 4, 2019 to Trinity shareholders of record as of the close of business on January 22, 2019, in connection with the Merger.

This Prospectus incorporates into our Registration Statement the information contained in the Company’s attached Current Report on Form 8-K, which was filed with the SEC on February 22, 2019.

This Prospectus should be read in conjunction with the disclosures contained in the Registration Statement, including any supplements and amendments thereto, which should be carefully read in its entirety. To the extent that information set forth herein differs from or updates information contained in the Registration Statement, the information contained herein supersedes the information contained in the Registration Statement. All page references are to pages in the Registration Statement, and any defined terms used but not defined herein shall have the meanings set forth in the Registration Statement.

As disclosed in the Registration Statement, a putative securities class action complaint was filed in the United States District Court for the District of New Mexico on January 22, 2019 against Trinity, the members of the Trinity board of directors and Enterprise. In addition, a putative securities class action complaint was filed in the United States District Court for the Southern District of New York on February 12, 2019 against Trinity and the members of the Trinity board of directors. The complaints allege, among other things, that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and certain rules and regulations promulgated thereunder by not disclosing in the Proxy Statement/Prospectus certain allegedly material facts.

Trinity believes that the claims asserted in the lawsuits are without merit. However, to avoid the risk that the lawsuits may delay or otherwise adversely affect the consummation of the Merger and to minimize the expense of defending the lawsuits, Trinity has voluntarily make the supplemental disclosures related to the Merger set forth below. Nothing in the Current Report on Form 8-K, incorporated by reference herein, shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosures set forth herein. Trinity specifically denies that any further disclosure is required to supplement the Proxy Statement/Prospectus under applicable law.

THIS PROSPECTUS SHOULD BE READ IN CONJUNCTION WITH THE REGISTRATION STATEMENT, INCLUDING ANY SUPPLEMENTS AND AMENDMENTS THERETO, BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. THIS PROSPECTUS IS QUALIFIED BY REFERENCE TO THE REGISTRATION STATEMENT EXCEPT TO THE EXTENT THAT THE INFORMATION IN THIS PROSPECTUS SUPERSEDES THE INFORMATION CONTAINED IN THE REGISTRATION STATEMENT. THIS PROSPECTUS IS NOT COMPLETE WITHOUT, AND MAY NOT BE DELIVERED OR UTILIZED EXCEPT IN CONNECTION WITH, THE REGISTRATION STATEMENT, INCLUDING ANY SUPPLEMENTS AND AMENDMENTS THERETO. A FREE COPY OF THIS PROSPECTUS, THE REGISTRATION STATEMENT, AND ANY OTHER DOCUMENTS THAT THE COMPANY FILES WITH THE SEC AT THE SEC’S WEBSITE AT WWW.SEC.GOV.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR THE ISSUANCE OF ENTERPRISE’S SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROSPECTUS OR ANY OTHER AMENDMENTS OR SUPPLEMENTS TO THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is February 22, 2019.